Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment #1 to the Registration Statement of Acri Capital Merger Sub I Inc. on Form S-4 (“the Registration Statement”) of our report dated January 31, 2024, which includes an explanatory paragraph as to Foxx Development Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of Foxx Development Inc. as of and for the years ended June 30, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

San Jose, CA

May 22, 2024